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[UNITEDAUTO LOGO]
                                                                    EXHIBIT 99.1
Press Release
UnitedAuto Group, Inc.
13400 Outer Drive West
Detroit, MI  48239




Contact:     Roger Penske                    Jim Davidson
             Chairman                        Executive Vice President - Finance
             313-592-5002                    201-325-3303
                                             jdavidson@unitedauto.com

FOR IMMEDIATE RELEASE

               UnitedAuto Group Expected to Exceed Second Quarter
                     and Fiscal Year 2001 Earnings Estimates

          ------------------------------------------------------------

DETROIT, MI, June 14, 2001 - United Auto Group, Inc. (NYSE: UAG), a leading publicly-traded automobile retailer, announced today that based on continued growth in revenues and gross profit, it expects to exceed current Wall Street earnings estimates for the second quarter, and for the full year ending December 31, 2001.

According to research firm First Call/Thomson Financial, which tracks earnings data, UnitedAuto is expected to earn $0.30 per share for the second quarter 2001. UAG currently expects to exceed this quarterly estimate by a minimum of $.05 per share. For the full year, First Call/Thomson Financial estimates earnings at $1.07 per share, which UAG currently expects to exceed by at least $0.09 per share.

Roger Penske, Chairman of UnitedAuto, commented, "The second quarter is being positively impacted by solid same store sales growth, contributions from the 35 premium franchises we have acquired over the past year, and strong results from our high margin service and parts operations. In addition, we are benefiting from the current favorable interest rate environment. Our outlook remains positive for the balance of the year."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 123 franchises in 19 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. UnitedAuto does not currently intend to update the information contained in this press release regarding subsequent events, which may affect the information contained herein.
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